Exhibit 99.1

EXECUTIVE RETENTION AGREEMENT

Agreement between Olin Corporation (“Olin” or the “Company”) and Jeffrey J. Haferkamp (“Executive”), effective as of ___________ (“Effective Date”), as follows:

1.           Purpose.  The purpose of this Agreement is to provide Executive with an appropriate incentive to remain with Olin in the event that the Company elects to consider opportunities for the sale or other disposition of one or more of its businesses.  For purposes of this Agreement, the “Sale of Business” shall mean the direct or indirect sale or other disposition of all or substantially all of the business or assets of Executive’s Current Business Division to any person, partnership, joint venture, corporation or other entity that is other than Olin or a direct or indirect majority-owned subsidiary of Olin.  A Sale of a Business shall not mean a change of control of Olin as defined in the Executive Change of Control Agreement applicable to the Executive.  Current Business Division means the specific Olin business (viz., Olin Brass, Winchester, Chase Brass or Chlor-Alkali) to which the Executive is assigned as of the Effective Date.

2.           Term of Agreement.  This Agreement expires at the close of business two calendar years after the Effective Date, unless prior to that date there is a Sale of Business, in which case this Agreement will expire three (3) months following the date of the Sale of Business.  The date of the Sale of Business will be determined solely by Olin.

3.           Executive’s Obligations.  In consideration for the payments described in Paragraph 4 below, Executive agrees to remain an active Company employee at Olin through the term of this Agreement.  During the term of this Agreement, Executive shall devote Executive’s full time efforts during normal business hours to Olin’s business and affairs, except during reasonable vacation periods and periods of illness or incapacity.  Nothing in this Agreement will preclude Executive from devoting reasonable periods required for service as a director or a member of any organization involving no conflict of interest with Olin’s interest, provided that no additional position as director or member shall be accepted by Executive during the term of this Agreement without Olin’s prior consent.

4.           Retention Payment.

(a)           On condition that Executive satisfactorily completes the requirements of Paragraph 3 above and during the term of this Agreement there is a Sale of Business, Executive shall receive a Retention Payment in an amount equal to seventy-five (75) percent of Executive’s current annual base salary.  If payable, the Retention Payment will be paid in a lump sum three (3) months after the date of the Sale of Business, provided Executive (i) is an active employee of Olin or its successor as of the date of payment, (ii) is involuntarily terminated other than for cause by Olin or its successor within three (3) months prior to or after the date of Sale of Business, or (iii) dies or becomes incapacitated within three (3) months prior to or after the date of Sale of Business, pursuant to Paragraph 5 below.

(b)           The Retention Payment shall not be considered “severance or other benefits” for purposes of the Executive’s Executive Agreement.

5.           Death, Incapacity or Termination.  This Agreement shall not be deemed to confer a right to continued employment with Olin, and the Company may terminate Executive’s employment with Olin for any reason.  If during the Term of this Agreement Executive (i)  voluntarily leaves the Company; or (ii) is involuntarily terminated for cause, Executive shall forfeit and not be entitled to any portion of the Retention Payment.  If, however, Executive’s employment is involuntarily terminated without cause or if Executive dies or becomes incapacitated within three (3) months prior to or after the date of the Sale of Business, Executive shall be paid the Retention Payment, as described above.  In the event of the death of the Executive as described above, the Retention Payment will be paid to the Executive’s spouse, unless the Executive has provided the Company with written instructions to pay the Retention Payment to another beneficiary.

6.           Executive Agreement.  For purposes of this Agreement, “Executive Agreement” shall mean any applicable Executive Severance Agreement and/or Executive Change of Control provisions currently in effect between Executive and Olin.  This Agreement is in addition to and is not intended to replace or supersede any such Executive Agreement, or any successor agreement.  The Executive Agreement provisions shall not be deemed modified or amended by this Agreement.

7.           Continuation of Olin Benefits.  Nothing in this Agreement will be deemed to reduce or limit the rights Executive may have under any employee benefit plan, policy or arrangement of Olin, including but not limited to awards made under Olin’s long-term incentive plan.

8.           Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and Olin.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

9.           Withholding of Taxes.  Olin shall withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law of governmental regulation or ruling.

10.           Disputes/Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at Olin’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed.

OLIN CORPORATION

By:	/s/ Joseph D. Rupp
Name: Joseph D. Rupp
Title: Chairman of the Board, President and Chief Executive Officer

Agreed:

_________________________________________
Jeffrey J. Haferkamp
Vice President and President, Olin Brass

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